Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into effective as of July 1, 2025 (the “Effective Date”), by and between The Crypto Company, a Nevada corporation (the “Company”), and Rafael Furst (the “Consultant”). The Company and Consultant are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Company desires to engage Consultant to provide strategic consulting services in the role of Chief Strategy Officer;

WHEREAS, Consultant has expertise in innovation, technology, and strategic growth, and is willing to provide services to the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Parties agree as follows:

1. ENGAGEMENT AND SERVICES

1.1 Engagement

The Company engages Consultant as an independent contractor to provide innovation and strategic advisory services (the “Services”), including but not limited to:

(a) Advising on the Company’s innovation strategy, product development, and technological initiatives including:

●	Defining and leading implementation of the Company’s Crypto Treasury Strategy
●	Expanding of the Company’s blockchain education platform
●	Advising on M&A and ecosystem partnerships

(b) Providing insights and recommendations based on Consultant’s industry expertise and experience;

(c) Facilitating introductions and partnerships at Consultant’s discretion; and

(d) Assisting with the development of Company initiatives as requested by the Company’s executive leadership.

424.228.9955             |             Malibu, CA             |             thecryptocompany.com             |             otc: crcw

1.2 Time Commitment

Consultant shall devote sufficient time, attention, and ability as is reasonably necessary to perform the Services in a timely and professional manner, consistent with the best interests of the Company. Consultant shall not be required to provide exclusive services to the Company; however, Consultant shall not undertake any other engagements that would reasonably be expected to conflict with or materially interfere with Consultant’s obligations to the Company.

1.3 Location

Consultant shall perform the Services at a location of Consultant’s choosing; provided, however, that Consultant shall be reasonably available for in-person or virtual meetings at the request of the Company.

1.4 Reporting

Consultant shall report to the Company’s Chief Executive Officer (CEO) or such other person designated by the Company.

1.5 Standard of Performance

Consultant agrees to perform the Services in a timely, professional, and competent manner, in accordance with applicable laws, industry best practices, and the reasonable instructions of the Company.

2. COMPENSATION

2.1 Compensation

In consideration for the Services, during the Term (as defined below), Consultant shall be compensated at a rate of $25,000 per month for a total compensation of $75,000, due as one aggregate payment on October 1, 2025, payable in cash or, at the Company’s sole discretion, in fully-vested Company Shares at a 25% discount to the average VWAP of the 10 trading days immediately preceding the payment date.

2.2 Restricted Securities

Consultant acknowledges that any Shares issued under this Agreement are “restricted securities” under the Securities Act of 1933, as amended, and may not be sold, transferred, or otherwise disposed of without compliance with applicable federal and state securities laws. The Company has no obligation to register the Shares for resale. Consultant acknowledges that the Company has not made any representation regarding the future value or liquidity of the Shares.

2.3 Reimbursement of Expenses

The Company shall reimburse Consultant for pre-approved, reasonable expenses incurred in the performance of the Services. Consultant must submit receipts and an itemized accounting, and the Company shall process reimbursement within two weeks.

3. CONFIDENTIAL INFORMATION

3.1 Non-Disclosure

Consultant shall not disclose any proprietary or confidential information of the Company during or after the Term of this Agreement without prior written consent, except as required by law. Consultant shall take all reasonable measures to protect the confidentiality of such information and shall not use such information for any purpose other than performing the Services.

3.2 Ownership of Work Product

The Company shall own all right, title, and interest in any inventions, improvements, discoveries, software, and intellectual property developed by Consultant in connection with the Services. Consultant agrees that all such work product shall be deemed “work made for hire” to the extent permitted by law.

3.3 Privacy

Consultant shall comply with all applicable data protection laws and Company policies regarding data security and shall implement appropriate measures to protect any Company data accessed in the course of providing Services.

4. INDEMNIFICATION

Consultant and Company agree to indemnify and hold harmless one another and their affiliates from any losses, claims, damages, or liabilities arising from Consultant’s performance of the Services or this Agreement, except to the extent resulting from gross negligence or intentional misconduct.

5. LIMITATION OF LIABILITY

Except for breaches of Confidentiality or Indemnification obligations, neither Party shall be liable to the other for any indirect, incidental, special, or consequential damages, even if advised of the possibility of such damages.

6. INDEPENDENT CONTRACTOR

Consultant shall perform the Services as an independent contractor and not as an employee, agent, or partner of the Company. Consultant shall have no authority to bind the Company and shall not be entitled to any employee benefits. Consultant is responsible for any applicable taxes related to compensation under this Agreement.

7. TERM AND TERMINATION

7.1 Term

This Agreement shall remain in effect for a period of three (3) months from the Effective Date (the “Term”), unless earlier terminated in accordance with Section 7.2 below. Additionally, the Term may be extended beyond the initial three (3) month period by mutual written agreement. The parties acknowledge and agree that it is their mutual intention to negotiate in good faith and enter into a definitive Employment Agreement that, once executed, shall supersede and replace this Agreement.

7.2 Termination

This Agreement may be terminated at any time prior to the expiration of the Term by mutual written agreement of the parties. Upon execution of a definitive Employment Agreement between the parties, this Agreement shall automatically terminate and be of no further force or effect, except as otherwise expressly provided therein.

7.3 Effect of Termination

Upon termination, unless superseded by an Employment Agreement:

(a) Consultant shall return to the Company all property, documents, and materials belonging to the Company, including but not limited to all materials containing Confidential Information, devices, records, notes, and electronically stored information.

(b) Any vested Shares shall remain Consultant’s property, subject to applicable securities laws and any contractual lock-up provisions.

(c) All unvested equity awards shall be automatically forfeited without further action or compensation.

8. NON-COMPETITION

During the Term and for a period of six (6) months thereafter, Consultant shall not, without prior written consent, directly or indirectly: (i) provide services to or invest in any person or entity engaged in a business competitive with the Company’s operations, or (ii) compete with the Company in an advisory or investment capacity in the cryptocurrency and blockchain sector.

9.NON-SOLICITATION

During the Term and for a period of twelve (12) months thereafter, Consultant shall not directly or indirectly solicit or induce any employee, contractor, or customer of the Company to terminate or alter their relationship with the Company.

10. PUBLIC STATEMENTS; NON-DISPARAGEMENT

Consultant shall not make any public statements or disclosures relating to the Company or this Agreement without the prior written consent of the Company. Consultant also agrees not to disparage the Company, its officers, or affiliates, during or after the Term.

11. MISCELLANEOUS

11.1 Use of Name and Likeness

The Company may use Consultant’s name, likeness, and biography in promotional materials related to the engagement, subject to prior approval.

11.2 Injunctive Relief

Consultant acknowledges that a breach of Sections 3 (Confidential Information), 3.2 (Ownership of Work Product), 8 (Non-Competition), or 9 (Non-Solicitation) may result in irreparable harm to the Company, for which monetary damages may be an inadequate remedy. Accordingly, the Company shall be entitled to seek injunctive relief, without the requirement to post bond, in the event of any such breach.

11.3 No Conflicts

Consultant represents that entering into this Agreement does not conflict with any other contractual or legal obligations.

11.4 Notices

All notices under this Agreement must be in writing and deemed delivered upon personal delivery, email confirmation, or three (3) days after mailing.

11.5 Governing Law and Venue

This Agreement shall be governed by Nevada law, and any legal disputes shall be resolved in the state or federal courts located in Las Vegas, Nevada.

11.6 Entire Agreement and Amendments

This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements. Any amendments must be in writing and signed by both Parties.

11.7 Severability

If any provision is held invalid, the remainder of the Agreement shall remain in full force.

11.8 Assignment

Consultant may not assign this Agreement or delegate any of its obligations without the prior written consent of the Company. Any unauthorized assignment shall be null and void.

11.9 Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Effective Date.

“COMPANY”		“CONSULTANT”

THE CRYPTO COMPANY, a Nevada corporation

By:	/s/ Ron Levy	By:	/s/ Rafael Furst
Ron Levy, CEO		Rafael Furst

Date: July 22, 2025	Date: July 22, 2025

Address for Notice:	Address for Notice:

The Crypto Company	_________________________
23823 Malibu Road, #50477	_________________________
Malibu, CA 90265	_________________________

Email:_____________________	Email:_____________________